Exhibit 99.1

Contact:	Joel S. Marcus
Chairman/Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.

REPORTS SECOND QUARTER 2008

OPERATING AND FINANCIAL RESULTS

Highlights

Second Quarter 2008:

•              Second Quarter 2008 Funds from Operations (FFO) Per Share (Diluted) of $1.51, up 6%, Compared to Second Quarter 2007 FFO Per Share (Diluted) of $1.42

•              Second Quarter 2008 Total Revenues up 17%, FFO Available to Common Stockholders up 15%, Compared to Second Quarter 2007

•              Second Quarter 2008 Earnings Per Share From Continuing Operations (Diluted) of $0.67

•              Second Quarter 2008 GAAP Same Property Revenues Less Operating Expenses up 3.7%

•              Executed 37 Leases for 530,000 Rentable Square Feet in Second Quarter 2008; Approximately 1.1 Million Rentable Square Feet Leased in First Half 2008

•              Second Quarter 2008 GAAP Rental Rate Increase of 19.4% on Renewed/Released Space

•              Second Quarter 2008 Occupancy Increases to 95.0%

•              Second Quarter 2008 Operating Margins at 74%

•              Sold One Property Previously Classified as Held For Sale for $15 Million; Sold Seven Properties for $84 Million in First Half 2008

•              In August 2008, Executed 100,000 Square Foot Lease Plus Option for an Additional 50,000 Square Feet with Pfizer Inc. at the Alexandria Center for Science and Technology at Mission Bay

PASADENA, CA. – August 7, 2008 – Alexandria Real Estate Equities, Inc. (NYSE: ARE) today announced operating and financial results for the second quarter ended June 30, 2008.

For the second quarter of 2008, we reported total revenues of $110,054,000 and FFO available to common stockholders of $48,054,000, or $1.51 per share (diluted), compared to total revenues of $93,769,000 and FFO available to common stockholders of $41,607,000, or $1.42 per share (diluted), for the second quarter of 2007.  Comparing the second quarter of 2008 to the second quarter of 2007, total revenues increased 17%, FFO available to common stockholders increased 15% and FFO per share (diluted) increased 6%.  For the six months ended June 30, 2008, we reported total revenues of $220,013,000 and FFO available to common stockholders of $95,030,000, or $2.98 per share (diluted), before non-cash impairment charges, compared to total revenues of $188,555,000 and FFO available to common stockholders of $81,952,000, or $2.80 per share (diluted), before a preferred stock redemption charge, for the six months ended June 30, 2007.  Comparing the six months ended June 30, 2008 to the six months ended June 30, 2007, total revenues increased 17%, FFO available to common stockholders and FFO per share (diluted) increased 16% and 6%, respectively, before non-cash impairment and preferred stock redemption charges.  In the first quarter of 2008, we incurred non-cash impairment charges aggregating $6,635,000, or $0.21 per share (diluted), related to assets “held for sale” and certain investments, and in the first quarter of 2007 we recognized a preferred stock redemption charge of $2,799,000, or $0.10 per share (diluted).

FFO is a non-GAAP measure widely used by publicly traded real estate investment trusts.  A reconciliation of GAAP net income available to common stockholders to FFO available to common stockholders and FFO available to common stockholders after supplemental adjustments on both an aggregate and per share (diluted) basis, is included in the financial information accompanying this press release.  The primary reconciling item between GAAP net income available to common stockholders and FFO available to common stockholders is depreciation and amortization expense. Depreciation and amortization expense for the three months ended June 30, 2008 and 2007 was $27,003,000 and $22,654,000, respectively.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS SECOND QUARTER 2008 RESULTS

Depreciation and amortization expense for the six months ended June 30, 2008 and 2007 was $52,813,000 and $46,172,000, respectively.  Net income available to common stockholders for the second quarter of 2008 was $21,303,000, or $0.67 per share (diluted), compared to net income available to common stockholders of $21,334,000, or $0.73 per share (diluted), for the second quarter of 2007.  Net income available to common stockholders for the second quarter of 2008 included a gain of $182,000 on the sale of one property.  Net income available to common stockholders for the second quarter of 2007 included a gain of $2,340,000 on the sale of one property.  Excluding gains on sales of properties, net income available to common stockholders for the second quarter of 2008 was $21,121,000, or $0.66 per share (diluted), compared to net income available to common stockholders of $18,994,000, or $0.65 per share (diluted), for the second quarter of 2007.  Net income available to common stockholders for the six months ended June 30, 2008 was $56,063,000, or $1.76 per share (diluted), compared to net income available to common stockholders of $36,442,000, or $1.24 per share (diluted), for the six months ended June 30, 2007.  Net income available to common stockholders for the six months ended June 30, 2008 included aggregate gains of $20,395,000 on sales of seven properties and non-cash impairment charges aggregating $6,635,000 related to one property “held for sale” as of June 30, 2008, a property sold during the second quarter of 2008 and certain investments.  Net income available to common stockholders for the six months ended June 30, 2007 included a gain on sales of two properties of $3,461,000 and a preferred stock redemption charge of $2,799,000.  Excluding gains on sales of properties and non-cash impairment and preferred stock redemption charges, net income available to common stockholders for the six months ended June 30, 2008 was $42,303,000, or $1.33 per share (diluted), compared to net income available to common stockholders of $35,780,000, or $1.22 per share (diluted), for the six months ended June 30, 2007.

For the second quarter of 2008, we executed a total of 37 leases for approximately 530,000 rentable square feet of space at 29 different properties (excluding month-to-month leases).  Of this total, approximately 343,000 rentable square feet related to new or renewal leases of previously leased space and approximately 187,000 rentable square feet related to developed, redeveloped or previously vacant space.  Of the 187,000 rentable square feet, approximately 124,000 rentable square feet were delivered from our development or redevelopment programs, with the remaining approximately 63,000 rentable square feet related to previously vacant space.  Rental rates for these new or renewal leases were on average approximately 19.4% higher (on a GAAP basis) than rental rates for expiring leases.

For the six months ended June 30, 2008, we executed a total of 82 leases for approximately 1,095,000 square feet of space at 48 different properties (excluding month-to-month leases).  Of this total, approximately 722,000 square feet were for new or renewal leases related to previously leased space and approximately 373,000 square feet were for redeveloped, developed or previously vacant space.  Of the 373,000 square feet, approximately 182,000 square feet were delivered from our redevelopment or development programs, with the remaining approximately 191,000 square feet for previously vacant space.  Rental rates for new or renewal leases were on average approximately 16.5% higher (on a GAAP basis) than rental rates for expiring leases.

During the second quarter of 2008, we sold one property located in the San Diego market with approximately 49,437 rentable square feet for approximately $15 million.  During the six months ended June 30, 2008, we sold seven properties, including five properties in the east bay area of the San Francisco Bay market, aggregating approximately 409,000 rentable square feet.  The aggregate sales price for the properties sold in the six months ended June 30, 2008 was approximately $84 million.

In August 2008, we announced that Pfizer Inc. entered into a long-term lease for approximately 100,000 square feet, with an option for an additional 50,000 square feet, at 455 Mission Bay Boulevard South, San Francisco, California. Pfizer will locate its Biotherapeutics and Bioinnovation Center at the Alexandria Center for Science and Technology at Mission Bay and joins other prominent life science entities that comprise this world-class life science cluster.

As of June 30, 2008, approximately 89% of our leases (on a rentable square footage basis) were triple net leases, requiring tenants to pay substantially all real estate taxes and insurance, common area and other operating expenses, including increases thereto.  In addition, as of June 30, 2008, approximately 8% of our leases (on a rentable square footage basis) required the tenants to pay a majority of operating expenses.  Additionally, as of June 30, 2008, approximately 92% of our leases (on a rentable square footage basis) provided for the recapture of certain capital expenditures and approximately 94% of our leases (on a rentable square footage basis) contained effective annual rent escalations that were either fixed or indexed based on the consumer price index or another index.

Based on our current view of existing market conditions and certain current assumptions, our updated guidance for FFO per share (diluted) and earnings per share (diluted) is as follows:

2008
FFO per share (diluted) (1)	$5.86 (1)
Earnings per share (diluted) (2)	$3.02 (2)
Non–cash impairment charges recognized in the first quarter of 2008	$0.21

(1)

Includes non-cash impairment charges aggregating $6,635,000, or $0.21 per share (diluted), related to one property “held for sale” as of June 30, 2008, a property sold during the second quarter of 2008 and certain investments.  Our guidance for 2008 FFO per share (diluted) after supplemental adjustments for the non-cash impairment charges is $6.07.

(2)	Includes non-cash impairment charges aggregating $6,635,000 and gains on sales of property aggregating $20,395,000.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS SECOND QUARTER 2008 RESULTS

Alexandria Real Estate Equities, Inc., Landlord of Choice to the Life Science Industry®, is the largest owner and pre-eminent first-in-class international real estate investment trust focused principally on science-driven cluster formation through the ownership, operation, management, redevelopment, selective development and acquisition of properties containing technical environments, including office/laboratory space.  Alexandria is the leading provider of high-quality environmentally sustainable real estate, technical infrastructure, services and capital to the broad and diverse life science industry.  Client tenants include institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, product, service, and translational entities, as well as government agencies.  Alexandria’s operating platform is based on the principle of “clustering”, with assets and operations located in key life science markets.  Our asset base approximates 13.3 million rentable square feet consisting of 160 properties approximating 11.7 million rentable square feet (including spaces undergoing active redevelopment) and properties undergoing ground-up development approximating 1.6 million rentable square feet.  In addition, our asset base will enable us to grow to approximately 22.4 million square feet through future ground-up development approximating 9.1 million square feet of office/laboratory space.

This press release contains forward-looking statements, including earnings guidance, within the meaning of the federal securities laws.  Actual results may differ materially from those projected in the forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our Annual Report on Form 10-K and our other periodic reports filed with the Securities and Exchange Commission.

(Tables follow)

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Financial Information

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Income statement data
Total revenues	$110,054	$93,769	$220,013	$188,555

Expenses
Rental operations	27,588	22,169	55,917	45,446
General and administrative	8,452	7,808	17,239	15,882
Interest	17,732	19,580	39,977	39,843
Depreciation and amortization	27,002	22,134	52,675	45,054
Non-cash impairment on investments	–	–	1,985	–
	80,774	71,691	167,793	146,225

Minority interest	948	902	1,899	1,809
Income from continuing operations	28,332	21,176	50,321	40,521

Income from discontinued operations, net	89	2,872	15,788	5,311

Net income	28,421	24,048	66,109	45,832

Dividends on preferred stock	7,118	2,714	10,046	6,591
Preferred stock redemption charge	–	–	–	2,799
Net income available to common stockholders	$21,303	$21,334	$56,063	$36,442

Weighted average shares of common stock outstanding
Basic	31,615,359	29,045,354	31,580,974	28,972,732
Diluted	31,887,477	29,362,514	31,856,468	29,337,440

Earnings per share – basic
Continuing operations (net of preferred stock dividends and preferred stock redemption charge)	$0.67	$0.63	$1.28	$1.08
Discontinued operations, net	–	0.10	0.50	0.18
Earnings per share – basic	$0.67	$0.73	$1.78	$1.26

Earnings per share – diluted
Continuing operations (net of preferred stock dividends and preferred stock redemption charge)	$0.67	$0.63	$1.26	$1.06
Discontinued operations, net	–	0.10	0.50	0.18
Earnings per share – diluted	$0.67	$0.73	$1.76	$1.24

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Financial Information

(Unaudited)

Funds from Operations

Generally accepted accounting principles (“GAAP”) basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time.  In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) established the measurement tool of Funds From Operations (“FFO”).  Since its introduction, FFO has become a widely used non-GAAP financial measure among real estate investment trusts (“REITs”).  We believe that FFO is helpful to investors as an additional measure of the performance of an equity REIT.  We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 White Paper (the “White Paper”) and related implementation guidance, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs.  The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

We also present FFO after supplemental adjustments which excludes non-cash impairment and preferred stock redemption charges.  FFO after supplemental adjustments differs from FFO established by NAREIT and may not be comparable to that of other REITs.  We believe FFO after supplemental adjustments provides a meaningful supplemental financial measure.

Neither FFO nor FFO after supplemental adjustments should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The following table presents a reconciliation of net income available to common stockholders, the most directly comparable GAAP financial measure to FFO, and FFO after supplemental adjustments to funds from operations available to common stockholders and funds from operations available to common stockholders after supplemental adjustments for the three and six months ended June 30, 2008 and 2007 (in thousands, except per share data):

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007

Reconciliation of net income available to common stockholders to funds from operations available to common stockholders after supplemental adjustments
Net income available to common stockholders	$21,303	$21,334	$56,063	$36,442
Add: Depreciation and amortization (1)	27,003	22,654	52,813	46,172
Add: Minority interest	948	902	1,899	1,809
Subtract: Gain on sales of property (2)	(182)	(2,340)	(20,395)	(3,461)
Subtract: FFO allocable to minority interest	(1,018)	(943)	(1,985)	(1,809)
Funds from operations available to common stockholders	48,054	41,607	88,395	79,153
Add: Preferred stock redemption charge (3)	–	–	–	2,799
Add: Non-cash impairment charges (4)	–	–	6,635	–
Funds from operations available to common stockholders after supplemental adjustments	$48,054	$41,607	$95,030	$81,952
FFO per share (diluted) after supplemental adjustments
Basic	$1.52	$1.43	$3.01	$2.83
Diluted	$1.51	$1.42	$2.98	$2.80

Reconciliation of earnings per share (diluted) to FFO per share (diluted) after supplemental adjustments
Earnings per share (diluted)	$0.67	$0.73	$1.76	$1.24
Depreciation and amortization (1)	0.85	0.77	1.66	1.58
Minority interest	0.03	0.03	0.06	0.06
Gain on sales of property (2)	(0.01)	(0.08)	(0.65)	(0.12)
FFO allocable to minority interest	(0.03)	(0.03)	(0.06)	(0.06)
FFO per share (diluted)	1.51	1.42	2.77	2.70
Preferred stock redemption charge (3)	–	–	–	0.10
Non-cash impairment charges (4)	–	–	0.21	–
FFO per share (diluted) after supplemental adjustments	$1.51	$1.42	$2.98	$2.80

(1)	Includes depreciation and amortization for assets “held for sale” reflected as discontinued operations (for the periods prior to when such assets were classified as “held for sale”).
(2)

Gain on sales of property relates to the disposition of one property sold during the second quarter 2008, six properties sold during the first quarter 2008, one property sold during the second quarter of 2007 and one property sold during the first quarter of 2007. Gain on sales of property is included in the income statement in income from discontinued operations, net.

(3)

During the first quarter of 2007, we redeemed our 9.10% series B cumulative redeemable preferred stock. Accordingly, in compliance with FASB Emerging Issues Task Force D-42 (“EITF Topic D-42”), we recorded a charge of $2,799,000, or $0.10 per share (diluted), in the first quarter of 2007 for costs related to the redemption of our series B preferred stock.

(4)

In March 2008, we recognized aggregate non-cash impairment charges of approximately $1,985,000 for other-than-temporary declines in the fair value of certain investments and non-cash impairment charges on two properties “held for sale” of approximately $4,650,000 related to an industrial building located in a suburban submarket south of Boston and an office building located in the San Diego market. The non-cash impairment charges recognized in March 2008 on these two properties are classified in income from discontinued operations, net.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Quarterly Supplemental Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
Operational data	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007
Rental income	$83,176	$82,156	$81,695	$76,970	$71,570
Tenant recoveries	23,986	24,553	22,344	21,420	18,800
Other income	2,892	3,250	3,965	3,717	3,399
Total revenues (continuing operations) (a)	$110,054	$109,959	$108,004	$102,107	$93,769
Funds from operations per share (diluted) after supplemental adjustments (b)	$1.51	$1.48	$1.46	$1.45	$1.42
Dividends per share on common stock	$0.80	$0.78	$0.78	$0.76	$0.76
Dividend payout ratio (common stock) (c)	53.5%	53.2%	53.9%	56.3%	53.8%
Straight-line rent	$3,437	$3,015	$4,615	$4,335	$2,617 (d)
Capitalized interest	$18,437 (e)	$17,262	$16,609	$15,035	$13,548
Number of properties (f)
Acquired/added/completed during period	2	–	2	13	2
Sold/transferred (g)	(1)	(7)	(3)	(1)	(4)
At end of period	160	159	166	167	155
Rentable square feet (f)
Acquired/added/completed during period	60,000	–	404,986	988,030	104,312
Sold/transferred (g)	(49,437)	(475,976)	(92,927)	(37,000)	(375,112)
At end of period	11,696,066	11,685,503	12,161,479	11,849,420	10,898,390

			As of
Other data	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007
Number of shares of common stock outstanding	31,773,117	31,673,359	31,603,344	31,243,448	29,180,700
Closing price of common stock	$97.34	$92.72	$101.67	$96.26	$96.82
Debt to total market capitalization (h)
Total debt	$2,693,333	$2,625,852	$2,787,904	$2,502,832	$2,274,269
Less minority interest share of debt	(40,762)	(39,838)	(39,320)	(22,102)	(22,089)
Our share of total debt	2,652,571	2,586,014	2,748,584	2,480,730	2,252,180
Preferred stock	377,616	352,127	136,845	130,156	132,593
Common stock market capitalization	3,092,795	2,936,754	3,213,112	3,007,494	2,825,275
Total market capitalization	$6,122,982	$5,874,895	$6,098,541	$5,618,380	$5,210,048
Debt to total market capitalization	43.3%	44.0%	45.1%	44.2%	43.2%

(a)	The historical results above exclude the results of assets “held for sale” which have been classified as discontinued operations.
(b)	See page 5 for a reconciliation of earnings per share (diluted) to FFO per share (diluted) and FFO per share (diluted) after supplemental adjustments.
(c)

Dividend payout ratio (common stock) is the ratio of the absolute dollar amount of dividends on our common stock (common stock shares outstanding on the respective record date multiplied by the related dividend per share) to funds from operations after supplemental adjustments for the respective quarter.

(d)

Includes a rental payment of approximately $1.4 million from one tenant, the U.S. Government, in the second quarter of 2007. Pursuant to Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” rental payments due under this lease are recognized on a straight-line basis over the lease term.

(e)

As of June 30, 2008, assets for which capitalization of interest is required pursuant to Statement of Financial Accounting Standards No. 34, “Capitalization of Interest Cost” (“SFAS 34”), approximated $1.3 billion. This amount is classified as properties undergoing development and redevelopment and land held for development on our balance sheet. As of June 30, 2008, the weighted average interest rate used in the calculation of capitalized interest required pursuant to SFAS 34 was approximately 5.39%. SFAS 34 requires the interest rate for capitalization to be based on applicable interest costs related to borrowings outstanding during the period, including the impact of interest rate swap agreements, debt premiums/discounts and amortization of loan fees.

(f)

Includes properties “held for sale” during the applicable periods such assets were “held for sale.” As of June 30, 2008, one property with approximately 24,867 rentable square feet was classified as “held for sale.”

(g)

During the second quarter of 2008, we sold one asset located in the San Diego market. During the first quarter of 2008, we sold six properties and transferred one property from operating assets to embedded future development opportunities. During the fourth quarter of 2007, we sold one property and transferred two properties from operating assets to embedded future development opportunities. During the third quarter of 2007, we sold one property located in the New Jersey/Suburban Philadelphia market and four land parcels to the Massachusetts Institute of Technology. During the second quarter of 2007, we sold one property and transferred three properties from operating assets to embedded future development opportunities.

(h)

Debt to total market capitalization is the ratio of our share of total debt (secured notes payable, unsecured line of credit and unsecured term loan and unsecured convertible notes) to total market capitalization. Total market capitalization is equal to outstanding shares of series C preferred stock and common stock multiplied by the related closing price at the end of each period presented, plus series D convertible preferred stock at liquidation value, plus our share of total debt.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Rental properties, net	$3,119,482	$3,146,915
Properties undergoing development and redevelopment and land held for development	1,316,622	1,143,302
Cash and cash equivalents	7,072	8,030
Tenant security deposits and other restricted cash	71,927	51,911
Tenant receivables	6,448	6,759
Deferred rent	87,222	81,496
Investments	75,131	84,322
Other assets	119,704	119,359
Total assets	$4,803,608	$4,642,094

Liabilities and Stockholders’ Equity
Secured notes payable	$1,102,333	$1,212,904
Unsecured line of credit and unsecured term loan	1,131,000	1,115,000
Unsecured convertible notes	460,000	460,000
Accounts payable, accrued expenses and tenant security deposits	251,652	247,289
Dividends payable	32,877	27,575
Total liabilities	2,977,862	3,062,768

Minority interest	74,788	75,506

Stockholders’ equity:
Series C preferred stock	129,638	129,638
Series D convertible preferred stock	250,000	–
Common stock	318	316
Additional paid-in capital	1,375,633	1,365,773
Accumulated other comprehensive (loss) income	(4,631)	8,093
Total stockholders’ equity	1,750,958	1,503,820
Total liabilities and stockholders’ equity	$4,803,608	$4,642,094

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Debt
June 30, 2008
(Dollars in thousands)
(Unaudited)

Principal Maturities / Rates

	Secured Debt				Unsecured Debt

Year

Amount

Weighted Average Interest Rate

Amount

2008	$4,499		5.46%	(1)	$–
2009	285,382		5.45	(2)	–
2010	91,123		5.91	(2)	381,000	(3)
2011	181,911		5.77	(2)	750,000	(3)
2012	36,903		5.96	(2)	460,000	(4)
Thereafter	502,515		5.89	(2)	–
Total	$1,102,333	(5)			$1,591,000

Secured and Unsecured Debt Analysis

	Balance	Percentage of Balance	Weighted Average Interest Rate (6)	Weighted Average Maturity
Secured Debt	$1,102,333	40.9%	5.46%	4.3 Years
Unsecured Debt	1,591,000	59.1	4.77	3.2 Years
Total Debt	$2,693,333	100.0%	5.05%	3.6 Years

Fixed and Floating Rate Debt Analysis

	Balance	Percentage of Balance	Weighted Average Interest Rate (6)	Weighted Average Maturity
Fixed Rate Debt	$1,249,715	46.4%	5.14%	4.7 Years
Floating Rate Debt – Hedged	817,100	30.3	5.92	3.2 Years
Floating Rate Debt – Unhedged	626,518	23.3	3.76	1.9 Years
Total Debt	$2,693,333	100.0%	5.05%	3.6 Years

(1)	The weighted average interest rate is calculated based on outstanding debt as of June 30, 2008.
(2)	The weighted average interest rate is calculated based on outstanding debt as of December 31st of the year immediately preceding the year presented.
(3)

The unsecured line of credit matures in October 2010 and may be extended at our sole option for an additional one year period. The unsecured term loan matures in October 2011 and may be extended at our sole option for an additional one year period.

(4)

On or after January 15, 2012, we have the right to redeem our 3.70% unsecured convertible notes, in whole or in part, at any time from time to time, for cash equal to 100% of the principal amounts of the notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date. Holders of the notes may require us to repurchase their notes, in whole or in part, on January 15, 2012, 2017 and 2022 for cash equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the repurchase date. Additional information regarding our unsecured convertible notes is contained in our Form 10-K filed with the Securities and Exchange Commission.

(5)	Includes minority interests’ share of scheduled principal maturities of approximately $40.8 million.
(6)

Represents the weighted average contractual interest rate plus the impact of debt premiums/discounts and our interest rate swap agreements. The weighted average interest rate excludes bank fees and amortization of loan fees. See page 9 for further details of our interest rate swap agreements.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Interest Rate Swap Agreements

June 30, 2008

(Dollars in thousands)

(Unaudited)

Transaction Dates	Effective Dates	Termination Dates	Interest Pay Rates (1)	Notional Amounts	Effective at June 30, 2008

December 2004	January 3, 2006	July 1, 2008	3.927%	$50,000	$50,000

June 2006	June 30, 2006	September 30, 2009	5.299	125,000	125,000

December 2003	December 29, 2006	October 31, 2008	5.090	50,000	50,000

December 2005	December 29, 2006	November 30, 2009	4.730	50,000	50,000

December 2005	December 29, 2006	November 30, 2009	4.740	50,000	50,000

December 2006	December 29, 2006	March 31, 2014	4.990	50,000	50,000

December 2006	January 2, 2007	January 3, 2011	5.003	28,500	28,500

December 2006	June 29, 2007	October 31, 2008	4.920	50,000	50,000

October 2007	October 31, 2007	September 30, 2012	4.546	50,000	50,000

October 2007	October 31, 2007	September 30, 2013	4.642	50,000	50,000

May 2005	November 30, 2007	November 28, 2008	4.460	25,000	25,000

December 2005	January 2, 2008	December 31, 2010	4.768	50,000	50,000

February 2008	February 7, 2008	December 1, 2008	2.640	38,600	38,600

May 2005	June 30, 2008	June 30, 2009	4.509	50,000	50,000

June 2006	June 30, 2008	June 30, 2010	5.325	50,000	50,000

June 2006	June 30, 2008	June 30, 2010	5.325	50,000	50,000

October 2007	July 1, 2008	March 31, 2013	4.622	25,000	–

October 2007	July 1, 2008	March 31, 2013	4.625	25,000	–

June 2006	October 31, 2008	December 31, 2010	5.340	50,000	–

June 2006	October 31, 2008	December 31, 2010	5.347	50,000	–

May 2005	November 28, 2008	November 30, 2009	4.615	25,000	–

December 2006	November 30, 2009	March 31, 2014	5.015	75,000	–

December 2006	November 30, 2009	March 31, 2014	5.023	75,000	–

December 2006	December 31, 2010	October 31, 2012	5.015	100,000	–

Total					$817,100

(1)

The interest pay rates represent the interest rate we will pay for one month LIBOR under the respective interest rate swap agreement. These rates do not include any spread in addition to one month LIBOR that is due monthly as interest expense.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Properties

(Dollars in thousands)

(Unaudited)

	June 30, 2008						March 31, 2008
	Number of	Rentable Square Feet			Annualized	Occupancy	Occupancy
Markets	Properties	Operating	Redevelopment	Total	Base Rent (1)	Percentage (1) (2)	Percentage (3)
California – Los Angeles Metro	1	31,343	–	31,343	$714	70.8%	70.8%
California – San Diego	34	1,473,715	236,347	1,710,062	43,277	94.1	94.1
California – San Francisco Bay	17	1,452,297	26,363	1,478,660	56,434	97.6	96.9
Eastern Massachusetts	38	3,069,398	363,896	3,433,294	111,538	97.0	96.6
International – Canada	4	342,394	–	342,394	9,192	100.0	100.0
New Jersey/Suburban Philadelphia	8	441,504	–	441,504	8,239	87.5	96.6
Southeast	13	604,502	83,904	688,406	11,741	94.2	89.5 (4)
Suburban Washington D.C.	31	2,431,630	68,138	2,499,768	48,050	91.0	91.0
Washington – Seattle	13	1,034,477	11,291	1,045,768	31,413	98.7	97.3
Total Properties (Continuing Operations)	159	10,881,260	789,939	11,671,199	$320,598	95.0%	94.8%

(1)

Excludes spaces at properties totaling approximately 789,939 rentable square feet undergoing a permanent change in use to office/laboratory space through redevelopment and one property with approximately 24,867 rentable square feet that is classified as “held for sale”.

(2)

Including spaces undergoing a permanent change in use to office/laboratory space through redevelopment, occupancy as of June 30, 2008 was 88.6%. See page 16 for additional information on our redevelopment program.

(3)

Excludes spaces at properties totaling 731,519 rentable square feet undergoing a permanent change in use to office/laboratory space through redevelopment and two properties totaling approximately 74,304 rentable square feet that were classified as “held for sale”. Including spaces undergoing a permanent change in use to office/laboratory space through redevelopment, occupancy as of March 31, 2008 was 88.8%. See page 16 for additional information on our redevelopment program.

(4)	Substantially all of the vacant space is office or warehouse space.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Same Property Comparisons

(Dollars in thousands)

(Unaudited)

	GAAP Basis (1)			Cash Basis (1)
	Quarter Ended			Quarter Ended

	6/30/2008	6/30/2007	% Change	6/30/2008	6/30/2007	% Change

Revenue (2)	$83,982	$79,209	6.0%	$82,544	$75,998	8.6%
Operating expenses	21,891	19,347	13.1	21,891	19,347	13.1
Revenue less operating expenses	$62,091	$59,862	3.7%	$60,653	$56,651	7.1%

	GAAP Basis (1)			Cash Basis (1)
	Six Months Ended			Six Months Ended

	6/30/2008	6/30/2007	% Change	6/30/2008	6/30/2007	% Change

Revenue (2)	$165,996	$158,372	4.8%	$163,100	$151,222	7.9%
Operating expenses	43,420	39,538	9.8	43,420	39,538	9.8
Revenue less operating expenses	$122,576	$118,834	3.1%	$119,680	$111,684	7.2%

NOTE:  This summary represents operating data for all properties that were fully operating for the entire periods presented for the quarter periods (the “Second Quarter Same Properties”) and for the Six Month periods (the “Six Months Same Properties”).  Same property occupancy for the quarters ended June 30, 2008 and 2007 was 96.0% and 95.4%, respectively.  Same Property Occupancy for the six months ended June 30, 2008 and 2007 was 95.9% and 95.3%, respectively. Properties undergoing redevelopment are excluded from same property results.

(1)

Revenue less operating expenses computed in accordance with GAAP is total revenue associated with the Second Quarter Same Properties and Six Months Same Properties, as applicable (excluding lease termination fees, if any), less property operating expenses. Under GAAP, rental revenue is recognized on a straight-line basis over the respective lease terms. Revenue less operating expenses on a cash basis is total revenue associated with the Second Quarter Same Properties and Six Months Same Properties (excluding lease termination fees, if any), less property operating expenses, adjusted to exclude the effect of straight-line rent adjustments required by GAAP. Straight-line rent adjustments for the quarters ended June 30, 2008 and 2007 for the Second Quarter Same Properties were $1,438,000 and $3,211,000, respectively. Straight-line rent adjustments for the six months ended June 30, 2008 and 2007 for the Six Months Same Properties were $2,896,000 and $7,150,000, respectively. We believe that revenue less operating expenses on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent adjustments to rental revenue.

(2)

Fees received from tenants in connection with termination of their leases, if any, are excluded from revenue in the Summary of Same Property Comparisons. As of June 30, 2008, approximately 89% of our leases (on a square footage basis) were triple net leases, requiring tenants to pay substantially all real estate taxes and insurance, common area and other operating expenses, including increases thereto. In addition, as of June 30, 2008, approximately 8% of our leases (on a square footage basis) required the tenants to pay a majority of operating expenses.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Leasing Activity

For the Quarter Ended June 30, 2008

						TI’s/Lease
		Rentable			Rental	Commissions
	Number	Square	Expiring	New	Rate	Per	Lease
	of Leases	Footage	Rates	Rates	Changes	Square Foot	Terms
Leasing Activity
Lease Expirations
Cash Basis	42	505,620	$24.93	–	–	–	–
GAAP Basis	42	505,620	$23.06	–	–	–	–

Renewed/Released Space Leased
Cash Basis	22	343,412	$25.48	$26.55	4.2%	$2.87	5.0 years
GAAP Basis	22	343,412	$23.35	$27.87	19.4%	$2.87	5.0 years

Developed/Redeveloped/Vacant Space Leased
Cash Basis	15	186,482	–	$30.55	–	$12.49	7.4 years
GAAP Basis	15	186,482	–	$33.74	–	$12.49	7.4 years

Month-to-Month Leases in Effect
Cash Basis	14	106,264	$22.23	$22.34	–	–	–
GAAP Basis	14	106,264	$21.44	$22.34	–	–	–

Leasing Activity Summary
Excluding Month-to-Month Leases
Cash Basis	37	529,894	–	$27.96	–	$6.26	5.9 years
GAAP Basis	37	529,894	–	$29.94	–	$6.26	5.9 years

Including Month-to-Month Leases
Cash Basis	51	636,158	–	$27.02	–	–	–
GAAP Basis	51	636,158	–	$28.67	–	–	–

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Leasing Activity

For the Six Months Ended June 30, 2008

						TI’s/Lease
		Rentable			Rental	Commissions
	Number	Square	Expiring	New	Rate	Per	Lease
	of Leases	Footage	Rates	Rates	Changes	Square Foot	Terms
Leasing Activity
Lease Expirations
Cash Basis	69	1,053,287	$26.11	–	–	–	–
GAAP Basis	69	1,053,287	$24.59	–	–	–	–

Renewed/Released Space Leased
Cash Basis	43	722,484	$26.06	$27.61	5.9%	$4.36	4.2 years
GAAP Basis	43	722,484	$24.30	$28.30	16.5%	$4.36	4.2 years

Developed/Redeveloped/Vacant Space Leased
Cash Basis	39	372,673	–	$31.39	–	$9.63	5.8 years
GAAP Basis	39	372,673	–	$33.06	–	$9.63	5.8 years

Month-to-Month Leases in Effect
Cash Basis	14	106,264	$22.23	$22.34	–	–	–
GAAP Basis	14	106,264	$21.44	$22.34	–	–	–

Leasing Activity Summary
Excluding Month-to-Month Leases
Cash Basis	82	1,095,157	–	$28.90	–	$6.15	4.7 years
GAAP Basis	82	1,095,157	–	$29.92	–	$6.15	4.7 years

Including Month-to-Month Leases
Cash Basis	96	1,201,421	–	$28.32	–	–	–
GAAP Basis	96	1,201,421	–	$29.25	–	–	–

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Lease Expirations

June 30, 2008

				Annualized Base Rent
		Rentable Square	Percentage of	of Expiring Leases
Year of Lease	Number of	Footage of	Aggregate	(per rentable
Expiration	Leases Expiring	Expiring Leases	Leased Square Feet	square foot)

2008	36 (1)	332,947(1)	3.2%	$23.01
2009	66	813,077	7.9	25.61
2010	57	993,996	9.6	28.60
2011	69	1,812,134	17.5	27.91
2012	59	1,371,022	13.3	34.89

	Rentable Square Footage of Expiring Leases
Markets	2008		2009

California – Los Angeles Metro	4,006		4,354
California – San Diego	5,698		205,919
California – San Francisco Bay	37,808		104,476
Eastern Massachusetts	166,095		126,242
International – Canada	–		–
New Jersey/Suburban Philadelphia	–		21,000
Southeast	27,115		87,015
Suburban Washington D.C.	71,582		230,135
Washington – Seattle	20,643		33,936

Total	332,947	(1)	813,077

(1)          Includes 14 month-to-month leases for approximately 106,000 rentable square feet.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Additions and Dispositions

For the Quarter Ended June 30, 2008

(Dollars in thousands)

	Acquisition	Month of	Rentable
Markets	Amount	Acquisition	Square Feet

Additions to Properties Under Redevelopment:

Eastern Massachusetts	$2,840	May	30,000

Additions to Operating Properties:

Southeast	4,805	June	30,000

Total Additions to Properties Under Redevelopment/Operating Properties:	$7,645		60,000

	Acquisition	Month of	Developable
Markets	Amount	Acquisition	Square Feet

Additions to Land:

	Disposition	Month of	Rentable
Markets	Amount	Disposition	Square Feet

Dispositions:

California – San Diego	$14,750	May	49,437

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Square Footage Undergoing Redevelopment
June 30, 2008

				Square Footage
	Placed	Estimated	Estimated	Undergoing
	in	In-Service	Investment	Redevelopment/
Markets/Submarkets	Redevelopment	Dates	Per Square Foot	Total Property	Status

California – San Diego	2006	2008	$80-100	29,660 / 29,660	Construction

California – San Diego/Sorrento	2006	2008	$70-80	21,464 / 30,147	Construction

California – San Diego/Torrey Pines	2004	2009	$100-120	87,140 / 87,140	Construction (1)

California – San Diego/Torrey Pines	2006	2009	$80-100	43,600 / 43,600	Construction

California – San Diego/Torrey Pines	2007	2009	$80-100	15,259 / 107,709	Construction

California – San Diego/Torrey Pines	2007	2009	$80-100	39,224 / 76,084	Construction

California – San Francisco Bay/Peninsula	2007	2008/2009	$80-100	26,363 / 82,712	Construction

Eastern Massachusetts/Cambridge	2006	2008/2009	$120-175	124,075 / 177,101	Design/Construction

Eastern Massachusetts/Cambridge	2007	2009	$100-130	73,776 / 369,831	Design/Construction

Eastern Massachusetts/Suburban	2007	2009	$100-120	23,000 / 38,000	Construction

Eastern Massachusetts/Suburban	2007	2009	$70-80	113,045 / 113,045	Redesign/Construction

Eastern Massachusetts/Suburban	2008	2010	$120-140	30,000 / 30,000	Design/Demolition

Southeast/Florida	2006	2008	$80-100	44,238 / 45,841	Construction

Southeast/North Carolina	2008	2010	$80-100	13,029 / 60,519	Construction

Southeast/North Carolina	2008	2009	$90-110	10,244 / 38,861	Construction

Southeast/Research Triangle Park	2007	2008	$100-120	16,393 / 77,395	Design/Construction

Suburban Washington D.C./Gaithersburg	2007	2008	$40-50	15,504 / 44,464	Construction

Suburban Washington D.C./Shady Grove	2007	2009	$70-80	52,634 / 125,004	Construction

Washington – Seattle	2007	2008	$125-150	11,291 / 32,279	Construction

				789,939 / 1,609,392

Our redevelopment program involves ongoing activities necessary for the permanent change of use of applicable redevelopment space to office/laboratory space. Spaces currently built out with laboratory improvements are generally not placed into our value-add redevelopment program. As required under GAAP, interest and other costs directly related and essential to the project are capitalized on redevelopment properties on the basis allocable only to that portion of space undergoing redevelopment. In addition to properties undergoing redevelopment, as of June 30, 2008, our asset base contained embedded opportunities for future permanent change of use to office/laboratory space through redevelopment aggregating approximately 1,615,000 rentable square feet. See Summary of Embedded Future Development and Redevelopment Square Footage on page 18.

(1)

This project also includes site work and a multi-story below and above ground parking structure to support both the existing building undergoing redevelopment and an additional building targeted for development in the future. The entitlement process for this project was completed in 2007.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Properties Undergoing Ground-Up Development
June 30, 2008

Markets/Submarkets	Building Descriptions	Construction Start Dates	Estimated In-Service Dates	Estimated Investment Per Square Foot (1)	Rentable Square Feet		Development Status	Leasing Status

California – San Francisco Bay/ Mission Bay	One Multi-tenant Bldg.	2007	2010	$350	158,000		Construction	Marketing/26% Leased with Option for Additional 17%

California – San Francisco Bay/ So. San Francisco	Two Bldgs., Single or Multi-tenant	2006	2009	$350	162,000		Construction	Marketing/16% Leased

California – San Francisco Bay/ So. San Francisco	One Single or Multi-tenant Bldg.	2006	2009	$350	130,000		Construction	55% Leased with Option for Balance

International – China	Two Bldgs., Single or Multi-tenant	2007	2009	$40	280,000		Construction	Marketing/18% Pre-committed

New York – New York City – East Tower	Multi-tenant Bldg.	2007	2010/2011	$500	310,000	(2)	Construction	Marketing/Negotiating First Lease for 7% of Space; Negotiating LOI for 40% of Space (could also be a west tower tenant)

New York – New York City – West Tower	Multi-tenant Bldg.	2007	2011/2012	$500	410,000	(2)	Site Work	Pre-marketing

Washington – Seattle	One Single Tenant Bldg. with 8% Retail	2007	2010	TBD	115,000		Site Work	Committed/Negotiating Lease for 92% of Space

Total Properties Undergoing Ground–Up Development (1)					1,565,000

In accordance with Statement of Financial Accounting Standards No. 34, “Capitalization of Interest Cost” (“SFAS 34”) and Statement of Financial Accounting Standards No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects” (“SFAS 67”), we are required to capitalize direct construction, including pre-construction costs, interest, property taxes, insurance and other costs directly related and essential to the construction of a project while activities are ongoing to prepare an asset for its intended use. Pre-construction costs include costs related to the development of plans and the process of obtaining entitlements and permits from government authorities. Costs incurred after a project is substantially complete and ready for its intended use are expensed as incurred. Should development, redevelopment or construction activity cease, construction costs, including interest, would no longer be eligible for capitalization, under SFAS 34 and SFAS 67, and would be expensed as incurred.

(1)	Our aggregate construction costs to date approximate $170 per developable square foot. Amount excludes our investment per square foot in land.
(2)

In addition, we have the right to develop an additional parcel with approximately 442,000 rentable square feet. This square footage is not included in the embedded developable square footage shown on page 18.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Embedded Future Development and Redevelopment Square Footage
June 30, 2008

	Embedded Future Development
Markets	Development/ Pre-construction Square Footage (1)	Total Embedded Development Square Footage		Embedded Future Redevelopment Square Footage	Total

California – San Diego	298,000	443,000		178,000	621,000

California – San Francisco Bay/Mission Bay	2,386,000	2,386,000		–	2,386,000

California – San Francisco Bay/So. San Francisco	825,000	921,000		25,000	946,000

Eastern Massachusetts	2,050,000	2,275,000		589,000	2,864,000

International – Canada	763,000	827,000		–	827,000

Suburban Washington D.C.	522,000	787,000		467,000	1,254,000

Washington – Seattle	274,000	912,000		135,000	1,047,000

Other	176,000	516,000		221,000	737,000

Total	7,294,000	9,067,000	(2)	1,615,000	10,682,000

The embedded future development and redevelopment square footage shown above represents future ground-up development projects and future redevelopment (permanent change in use of applicable space to office/laboratory space) projects. A significant portion of our embedded future development square footage is in the development/pre-construction phase (entitlement, permitting, design, etc.). See discussion on SFAS 34 and SFAS 67 on page 17. Commencement of construction will depend on numerous factors, including the successful completion of development/pre-construction activities and management’s assessment of overall market conditions. As required under GAAP, direct construction, interest, property taxes, insurance and other costs directly related and essential to the development/pre-construction, or construction of a project, is mandated to be capitalized during pre-construction when activities are ongoing to bring these assets to their intended use.

(1)	Development/pre-construction square footage is included in Embedded Future Development – Total Embedded Development Square Footage shown above.
(2)

In addition, we have the right to develop an additional parcel with approximately 442,000 rentable square feet. This square footage is not included in the embedded developable square footage shown above.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Capital Costs
For the Six Months Ended June 30, 2008

(In thousands)

Property-related capital expenditures (1)	$948

Leasing costs (2)	$539

Property-related costs (3)	$217,974

(1)

Property-related capital expenditures include all major capital and recurring capital expenditures except capital expenditures that are recoverable from tenants, revenue-enhancing capital expenditures, or costs related to the redevelopment of a property. Major capital expenditures consist of roof replacements and HVAC systems which are typically identified and considered at the time the property is acquired. Capital expenditures fluctuate in any given period due to the nature, extent or timing of improvements required and the extent to which they are recoverable from tenants. Approximately 92% of our leases (based on rentable square feet) provide for the recapture of certain capital expenditures (such as HVAC systems maintenance and/or replacement, roof replacement and parking lot resurfacing). In addition, we implement an active preventative maintenance program at each of our properties to minimize capital expenditures.

(2)	Leasing costs consist of tenant improvements and leasing commissions related to leasing of acquired vacant space and second generation space.

(3)	Amount includes leasing costs related to development and redevelopment projects.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Conference Call Information

For the Second Quarter Ended June 30, 2008

Alexandria Real Estate Equities, Inc. will be hosting a conference call to discuss its operating and financial results for the second quarter and six months ended June 30, 2008:

Date:	August 7, 2008

Time:	12:00 Noon Eastern Daylight Time/9:00 A.M. Pacific Daylight Time

Phone Number:	(719) 457-2709

Confirmation Code:	2680524